Exhibit 23.4

[Wachtell, Lipton, Rosen & Katz Letterhead]

November 17, 2005

Hibernia Corporation

313 Carondelet Street

New Orleans, LA 70130

Ladies and Gentlemen:

We hereby consent to the filing of our opinion dated November 16, 2005, concerning certain federal income tax consequences of the merger of Hibernia Corporation with and into Capital One Financial Corporation, with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement on Form S-8 of Capital One Financial Corporation, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz